As filed with the Securities and Exchange Commission on June 4, 2008

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JUNIPER CONTENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2278320
State or Other Jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification Number)

521 Fifth Avenue, Suite 822, New York, New York 10175

(Address of Principal Executive Offices)

2006 LONG-TERM INCENTIVE PLAN

and

OTHER EMPLOYEE BENEFIT PLAN

(Full Title of the Plan)

STUART B. REKANT

Chairman of the Board and Chief Executive Officer

Juniper Content Corporation

521 Fifth Avenue, Suite 822

New York, New York 10175

(212) 660-5930

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

DAVID ALAN MILLER, ESQ.

Graubard Miller

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 818-8800

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock issuable upon exercise of options granted and outstanding or that may be granted under the Registrant’s 2006 Long-Term Incentive Plan	600,000	$0.65(2)	$390,000	$15.33
Common Stock issuable under other employee benefit plan	350,000	$3.80(3)	$1,330,000	$52.27
TOTAL			$1,720,000	$67.60

(1)	Pursuant to Rule 416, there are also being registered additional shares of common stock as may become issuable pursuant to the anti-dilution provisions of each of such plans.
(2)

Based on the last sale price of a share of our common stock as reported by The Nasdaq OTC Bulletin Board on June 2, 2008 in accordance with Rules 457(c) and 457(h) promulgated under the Securities Act.

(3)

Represents the exercise prices payable for the shares issuable upon exercise of outstanding options granted under the Plan, in accordance with Rule 457(h) promulgated under the Securities Act of 1933, as amended (“Securities Act”).

In accordance with the provisions of Rule 462 promulgated under the Securities Act, this registration statement will become effective upon filing with the Securities and Exchange Commission.

ii

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*
Item 2.	Registrant Information and Employee Plan Annual Information. *
*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that we have previously filed with the SEC are incorporated by reference in this registration statement:

•	our annual report on Form 10-KSB for the fiscal year ended December 31, 2007;
•	our quarterly report on Form 10-Q for the quarter ended March 31, 2008;
•	our current report on Form 8-K dated April 29, 2008 and filed with the SEC on the same date; and
•

the description of our common stock, par value $.0001 per share, contained in our registration statement on Form 8-A (Exchange Act No. 000-51240) filed with the SEC pursuant to Section 12(g) of the Exchange Act of 1934, including any subsequent amendments or reports filed for the purpose of updating the description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all the securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the respective date of filing. Any statement contained in a document incorporated by reference in this registration statement will be modified or superseded for all purposes to the extent that a statement contained in this registration statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

Item 4.	Description of Securities.

The common stock is registered pursuant to Section 12(g) of the Exchange Act of 1934.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue, or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court deems proper.

Section 145 further provides:

•

that a Delaware corporation is required to indemnify a director, officer, employee, or agent against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with any action, suit, or proceeding or in defense of any claim, issue, or matter therein as to which such person has been successful on the merits or otherwise;

•	that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled;
•

that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of such person’s heirs, executors, and administrators; and

•

that a Delaware corporation may purchase and maintain insurance on behalf of its directors or officers against any such liability asserted against them as directors or officers or arising out of their status as directors or officers whether or not the corporation would have the power to indemnify them against liability under Section 145.

A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made:

•	by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit, or proceeding;
•	if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or
•	by the stockholders.

Article Ninth of our amended and restated certificate of incorporation and Article VII of our by-laws provide for indemnification of our directors, officers, employees or agents to the fullest extent permitted by law, as now in effect or later amended.

We may provide liability insurance for each of our directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers. We currently maintain this type of liability insurance.

Additionally, we have entered into indemnification agreements with all of our directors and executive officers whereby we have agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law. The indemnification agreements will continue until and terminate upon the later of (i) ten years after the date that the indemnitee has ceased to serve as a director or officer for us or (ii) the final termination of all pending proceedings in respect of which the indemnitee is granted rights of indemnification or advancement of expenses or any proceeding commenced by the indemnitee.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document
4.1	2006 Long-Term Incentive Plan	A	10.11
4.2	Stock Option Agreement dated August 15, 2006 between Juniper Partners Acquisition Corp. and Stuart B. Rekant	B	10.6
4.2.1	Amendment to Stock Option Agreement between Juniper Partners Acquisition Corp. and Stuart B. Rekant	A	10.17
5.1	Opinion of Graubard Miller	—	Filed Herewith
23.1	Consent of BDO Seidman, LLP	—	Filed Herewith
23.2	Consent of Graubard Miller (included in Exhibit 5.1)	—	Filed Herewith
24.1	Power of Attorney (included on signature page)	—	Filed Herewith
A.	Incorporated by reference to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 (SEC File No. 333-137515) filed with the SEC on November 30, 2006.
B.	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated August 15, 2006 and filed with the SEC on August 21, 2006.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 4th day of June, 2008.

JUNIPER CONTENT CORPORATION
By:	/s/ Stuart B. Rekant
Stuart B. Rekant Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stuart B. Rekant and Herbert J. Roberts his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stuart B. Rekant	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 4, 2008
Stuart B. Rekant

/s/ Herbert J. Roberts	Senior Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 4 , 2008
Herbert J. Roberts

/s/ Raymond K. Mason	Vice Chairman of the Board	June 4 , 2008
Raymond K. Mason

/s/ John K. Billock	Director	June 4, 2008
John K. Billock

/s/ Steven G. Chrust	Director	June 4, 2008
Steven G. Chrust

/s/ Bert A. Getz, Jr.	Director	June 4, 2008
Bert A. Getz, Jr.

/s/ Richard Intrator	Director	June 4, 2008
Richard Intrator

/s/ Paul Kramer	Director	June 4, 2008
Paul Kramer

EXHIBIT INDEX

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document
4.1	2006 Long-Term Incentive Plan	A	10.11
4.2	Stock Option Agreement dated August 15, 2006 between Juniper Partners Acquisition Corp. and Stuart B. Rekant	B	10.6
4.2.1	Amendment to Stock Option Agreement between Juniper Partners Acquisition Corp. and Stuart B. Rekant	A	10.17
5.1	Opinion of Graubard Miller	--	Filed Herewith
23.1	Consent of BDO Seidman, LLP	--	Filed Herewith
23.2	Consent of Graubard Miller (included in Exhibit 5.1)	--	Filed Herewith
24.1	Power of Attorney (included on signature page)	--	Filed Herewith
A.	Incorporated by reference to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 (SEC File No. 333-137515) filed with the SEC on November 30, 2006.
B.	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated August 15, 2006 and filed with the SEC on August 21, 2006.